EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-152142) of Energy Recovery, Inc. of our report dated March 26, 2009, relating to the consolidated financial statements and financial statement schedule of Energy Recovery, Inc. included in this Annual Report on Form 10-K.

/s/ BDO Seidman, LLP

San Jose, California
March 26, 2009